UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 7, 2017

Hilton Worldwide Holdings Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36243	27-4384691
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7930 Jones Branch Drive, Suite 1100, McLean, Virginia 22102

(Address of Principal Executive Offices) (Zip Code)

(703) 883-1000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 7, 2017, Hilton Worldwide Finance LLC (the “Issuer”) and Hilton Worldwide Finance Corp. (the “Co-Issuer” and, together with the Issuer, the “Issuers”), each an indirect subsidiary of Hilton Worldwide Holdings Inc. (the “Company”), entered into a purchase agreement (the “Purchase Agreement”) by and among the Issuers, the Company and Goldman, Sachs & Co., for itself and on behalf of the several initial purchasers named therein (the “Initial Purchasers”), providing for the issuance and sale of $900 million in aggregate principal amount of the Issuers’ 4.625% Senior Notes due 2025 (the “2025 Notes”) and $600 million in aggregate principal amount of the Issuers’ 4.875% Senior Notes due 2027 (the “2027 Notes” and, together with the 2025 Notes, the “Notes”) in a private offering to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons in transactions outside the United States in reliance on Regulation S under the Securities Act. Each series of the Notes will be issued at 100% of their par value with a coupon of 4.625% in the case of the 2025 Notes and 4.875% in the case of the 2027 Notes. Interest on each series of the Notes is payable semi-annually on April 1 and October 1 of each year commencing on October 1, 2017. The 2025 Notes will mature on April 1, 2025 and the 2027 Notes will mature on April 1, 2027. The offering is expected to close, subject to customary closing conditions, on March 16, 2017. The Purchase Agreement contains customary representations, warranties, conditions to closing, indemnification rights and obligations of the parties and termination provisions.

The Issuers intend to use the net proceeds of the offering of the Notes, together with available cash, to redeem all $1.5 billion in aggregate principal amount of their outstanding 5.625% Senior Notes due 2021, and to pay the related redemption premium and all fees and expenses related thereto, and to use any remaining proceeds for general corporate purposes.

Certain of the Initial Purchasers and their respective affiliates have engaged in, and may in the future engage in, investment banking, advisory roles and other commercial dealings in the ordinary course of business with the Company or its affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. In addition, certain of the Initial Purchasers or their respective affiliates may receive a portion of the net proceeds from the offering that are used to repay the Company’s existing indebtedness. Blackstone Advisory Partners L.P., one of the Initial Purchasers, is also an affiliate of The Blackstone Group L.P. (“Blackstone”). Blackstone and its affiliates owned approximately 40.3% of the Company’s outstanding common stock as of December 31, 2016. Affiliates of certain other Initial Purchasers are also stockholders of the Company.

The information included in Item 1.01 of this Current Report on Form 8-K is neither an offer to sell nor a solicitation of an offer to buy any securities of the Company or its subsidiaries.

Item 7.01	Regulation FD Disclosure.

Furnished as Exhibit 99.1 to this Current Report are unaudited pro forma condensed consolidated financial statements of the Company, as of December 31, 2016 and for the years ended December 31, 2016, 2015 and 2014, that present the historical consolidated financial statements of the Company adjusted to reflect the January 3, 2017 spin-offs of Park Hotels & Resorts Inc. and Hilton Grand Vacations Inc. by the Company, the intended refinancing of the Company’s senior secured term loan facility due 2020 and repricing of its existing senior secured term loan facility due 2023, and the issuance of the Notes and intended application of the net proceeds therefrom.

The information included in Item 7.01 of this Current Report (including the exhibit attached hereto) is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of such section. The information in Item 7.01 of this Current Report shall not be incorporated by reference into any filing under the Securities Act, unless specifically incorporated by reference into any such filing. This Current Report will not be deemed an admission as to the materiality of any information in this Current Report that is required to be disclosed solely by Regulation FD.

The information in item 7.01 of this Current Report is neither an offer to sell nor a solicitation of an offer to buy any securities of the Company or its subsidiaries.

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS

Information set forth in this Current Report contains forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to a number of risks and uncertainties. A discussion of factors that may affect future results is contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, as such factors may be updated from time to time in the Company’s periodic filings with the Securities and Exchange Commission. The Company disclaims any obligation to update forward-looking statements, except as may be required by law.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

99.1	Unaudited Pro Forma Condensed Consolidated Financial Statements of Hilton Worldwide Holdings Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HILTON WORLDWIDE HOLDINGS INC.

By:	/s/ Kevin J. Jacobs
Name:	Kevin J. Jacobs
Title:	Executive Vice President and Chief Financial Officer

Date: March 13, 2017

EXHIBIT INDEX

Exhibit No.	Description

99.1	Unaudited Pro Forma Condensed Consolidated Financial Statements of Hilton Worldwide Holdings Inc.